EXHIBIT 4.166
Confirmation and Amendment Agreement
dated 4 March 2010
between
SIG COMBIBLOC GMBH & CO KG
(the “Confirming Grantor”)
and
WILMINGTON TRUST (LONDON) LIMITED
acting as Collateral Agent under the First Lien Intercreditor Agreement (as defined below) for itself and for the benefit and for the account of the Secured Parties
(the “Collateral Agent”)
relating to
the Swiss law security document as listed and described in Schedule 1 hereto entered into by the Confirming Grantor and the Collateral Agent acting for itself and for the benefit and for the account of the Secured Parties in connection with the Loan Documents.
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

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THIS CONFIRMATION AND AMENDMENT AGREEMENT is effective as of the Effective Date (as defined in Clause 2 below) and entered BETWEEN:
(1)	SIG Combibloc GmbH & Co KG, a limited partnership organised under the laws of Austria and having its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 240335 i (the “Confirming Grantor) on the one part; and

(2)	Wilmington Trust (London) Limited, having its business address at 6, Broad Street Place, London EC2M 73H, England, acting under the First Lien Intercreditor Agreement (as defined below) as Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined in the Security Document) (the “Collateral Agent”), on the other part.
RECITALS
(A)	Pursuant to a credit agreement dated November 5, 2009 made between inter alia Reynolds Group Holdings Inc. (“RGHI”), Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V., SIG Austria Holding GmbH and Pactive Corporation as borrowers (“the Borrowers”), Reynolds Group Holdings Limited, certain SIG group companies as current guarantors, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (the “Administrative Agent”), as amended by Amendment No. 1 dated as of January 21, 2010 and as further amended by Amendment No. 2 (the “Amendment No. 2”) dated as of May 4, 2010 (the “Credit Agreement”) certain facilities were made available to the Borrowers on the terms and conditions thereof.

(B)	Pursuant to a senior secured note indenture dated November 5, 2009 (the “Senior Secured Note Indenture”) as supplemented by various supplemental indentures entered into on or before the date of this Agreement among inter alia Reynolds Group Issuer (Luxembourg) S.A., Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (collectively, the “Issuers”), the Note Guarantors (as defined therein) and The

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Bank of New York Mellon, as trustee (the “Trustee”) certain senior secured notes due 2016 were issued to certain noteholders on the terms and conditions thereof.

(C)	Pursuant to a first lien intercreditor agreement dated November 5, 2009 among The Bank of New York Mellon as collateral agent and as trustee, the Administrative Agent and certain SIG group companies, as amended by Amendment No. 1 dated as of January 21, 2010 (which added Wilmington Trust (London) Limited as a collateral agent under the first lien intercreditor agreement) (the “First Lien Intercreditor Agreement”), The Bank of New York Mellon and, later, Wilmington Trust (London) Limited were appointed each as a Collateral Agent (as defined therein) with regard to, among other things, the acquisition, holding and enforcement of Liens on Collateral (both as defined in therein).

(D)	The Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement were supplemented several times by means of guarantor joinders to the Credit Agreement (which also provide for the accession to the First Lien Intercreditor Agreement) and supplemental indentures (see also recital (B)) to the Senior Secured Note Indenture, executed, inter alia, by the Confirming Grantor.

(E)	Pursuant to the Principal Finance Documents, the Parties hereto have entered into the Swiss law security document as listed and described in Schedule 1 hereto (the “Security Document”) over certain assets owned by the Confirming Grantor in order to secure the performance of the Secured Obligations.

(F)	RGHI, the Borrowers, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the Incremental U.S. Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent, among others, have entered into the Amendment No. 2, relating to the Credit Agreement and pursuant to which (i) the Credit Agreement has been amended to, inter alia, increase the incremental term facilities from an amount of USD 400,000,000 to an amount of USD 1,550,000,000 and (ii) certain incremental term lenders have agreed to make available incremental term loans in an amount of USD 800,000,000 to the Borrowers.

(G)	The Confirming Grantor has entered into a Swiss law-governed confirmation and amendment agreement dated August 27, 2010 pursuant to which, among other provisions, the Confirming Grantor has confirmed that the obligations of the Credit

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Agreement as amended under Amendment No. 2 are also secured by the security interest created by the Security Document to which it is a party.

(I)	RGHI, the Borrowers, the Guarantors (incl. the Confirming Grantor) from time to time party thereto (as defined therein), the Lenders from time to time party thereto and the Administrative Agent, among others, have entered into an amendment No. 3 and incremental term loan assumption agreement, (the “Incremental Assumption Agreement”) dated September 30, 2010, relating to the Credit Agreement and pursuant to which the Credit Agreement has been amended to, inter alia, add an incremental tranche A facility of up to USD 500,000,000 and an incremental tranche D facility of up to USD 1,520,000,000 (the “Amended Credit Agreement”). The obligations of the Confirming Grantor under the Amended Credit Agreement are subject to the completion of a financial strength review.

(J)	Pursuant to a senior secured notes indenture dated October 15, 2010 (the “2010 Senior Secured Notes Indenture”) entered into among inter alia RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. (collectively, the “ Escrow Issuers”) and The Bank of New York Mellon (the “Trustee”), as trustee, principal paying agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain senior secured notes due 2019 (the “2010 Senior Secured Notes”) were issued by the Escrow Issuers to certain noteholders on the terms and conditions thereof.

(K)	On November 16, 2010, the 2010 Senior Secured Notes Indenture and any Senior Secured Note Documents (as defined in the 2010 Senior Secured Notes Indenture) each became an “Additional Agreement” under the First Lien Intercreditor Agreement as a result of the designation of the obligations with respect of the 2010 Senior Secured Note Indenture and any Senior Secured Note Documents (as defined in the 2010 Senior Secured Notes Indenture) as “Additional Obligations” under Section 5.02 (c) of the First Lien Intercreditor Agreement (the “Senior Secured Notes Designation”).

In this respect, it should be noted that the definition of “Loan Documents” in the Security Document (which is defined to include the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement) extends to any “Additional Agreement” (as defined in the First Lien Intercreditor Agreement).

(L)	Concurrently with this Agreement, the Confirming Grantor, among others, enters into a supplement to the New York law-governed reaffirmation agreement dated November

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16, 2010 in respect of the non-Swiss law security to which the Confirming Grantor is a party and the guarantee of the Credit Agreement by the Confirming Grantor and pursuant to which, among others provisions, the Confirming Grantor (i) ratifies and confirms the Incremental Assumption Agreement, (ii) confirms and re-affirms its guarantee of the obligations as provided in the Amended Credit Agreement and (iii) confirms and reaffirms that its non-Swiss law security extends to the Amended Credit Agreement and the Additional Obligations as a result of the Senior Secured Notes Designation.

(M)	The Confirming Grantor and the Collateral Agent (acting for itself and for the benefit and for the account of the Secured Parties) (collectively, the “Parties” and each a “Party”) have agreed to enter into this Agreement in order to ensure that the Security Document continues to secure the Secured Obligations and extends to all obligations of the Confirming Grantor (i) under the Amended Credit Agreement and (ii) in connection with the Senior Secured Notes Designation.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND CONSTRUCTION

(a)	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Security Document.

The Parties agree that in the Security Document:

“Agreed Security Principles” shall be amended to also mean any “Agreed Security Principles” under and as defined in the 2010 Senior Secured Notes Indenture or any future “Additional Agreement” as defined in the First Lien Intercreditor Agreement (in addition to “Agreed Security Principles” under and as defined in the Credit Agreement and/or the Senior Secured Note Indenture), and

“Enforcement Event” shall be amended to also mean any “Event of Default” under and as defined in the 2010 Senior Secured Notes Indenture or any future “Additional Agreement” as defined in the First Lien Intercreditor Agreement (in addition to any “Event of Default” under and as defined in the Credit Agreement and/or the Senior

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Secured Note Indenture), and

“Principal Finance Documents” shall be amended to also mean the 2010 Senior Secured Notes Indenture and any future “Additional Agreement” as defined in the First Lien Intercreditor Agreement (in addition to the Credit Agreement, the Senior Secured Note Indenture and the Intercreditor Arrangements).

(b)	The Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections, indemnities and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.

2.	EFFECTIVE DATE

This Agreement is effective as of the date set forth on its front page (the “Effective Date”).

3.	CONFIRMATION — AMENDMENT

Each Party hereby confirms and agrees that any and all Obligations (as defined in the First Lien Intercreditor Agreement and thus including (i) any and all obligations under or in connection with the Incremental Assumption Agreement and (ii) any and all obligations that are “Additional Obligations” as a result of the Senior Secured Notes Designation, in each case) constitute “Secured Obligations” as set forth and defined in the Security Document and that, therefore, any and all obligations under or in connection with the Incremental Assumption Agreement, the 2010 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the 2010 Senior Secured Notes Indenture), shall also be secured by the security interest created by and pursuant to the Security Document.

4.	CONTINUITY

Each Party hereby confirms that, notwithstanding the effectiveness of the Incremental Assumption Agreement, the Senior Secured Notes Designation, the 2010 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the 2010 Senior Secured Notes Indenture), and subject to Legal Reservations (as defined in the Credit Agreement), the Security Document continues to be in full force and effect, save

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as amended by this Agreement, and acknowledges that the security constituted by the Security Document continues to be in full force and effect so as to secure, on a pari passu basis, any and all Secured Obligations (as amended by this Agreement) under or in connection with the Incremental Assumption Agreement, 2010 Senior Secured Notes Indenture, the Senior Secured Note Documents (as defined in the 2010 Senior Secured Notes Indenture), and the other Loan Documents.

For the avoidance of doubt, for Swiss law purposes, the Collateral Agent shall act and shall be deemed to act for the benefit and for the account of each of the Secured Parties, including the Additional Secured Parties (as defined in the First Lien Intercreditor Agreement) as a result of the Senior Secured Notes Designation, for the purposes of this Agreement, without any prejudice to the rights and duties laid upon the Collateral Agent under the laws applicable to the Loan Documents.

5.	MISCELLANENOUS

(a)	To the extent permitted under the Principal Finance Documents, this Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by the Parties.

(b)	If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

(c)	The rights of a Party to this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to the other Party. A waiver to pursue any breach of contract by a Party shall not operate as a waiver of the respective right or as a waiver to claim any subsequent breach. Any provision of this Agreement may be waived only by a written statement of the waiving Party.

6.	NOTICES

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(a)	Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, hand delivery or mail.

(b)	Without prejudice to any other method of service of notices and communications provided by law, any notice or other communication to be given by one Party to another under this Agreement shall (unless one Party has by 5 days’ notice to the other Party specified another address) be given to that other Party, in the case of the Confirming Grantor and the Collateral Agent, at the respective addresses given in section (c) below and shall be effective only when received.

(c)	The addresses are the ones respectively listed in the “Notices” provision of the Security Document.

7.	FURTHER ASSURANCE

Subject to the Agreed Security Principles, the Confirming Grantor shall, at its own expense, promptly, do all acts and execute all documents that are reasonably required or requested by the Collateral Agent in connection with and for the purpose of the exercise of the rights of the Collateral Agent hereunder or under the Security Document.

8.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (without regard to the International Private Law provisions thereof).

9.	JURISDICTION AND ENGLISH COURTS

(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a Dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 9 is for the benefit of the Collateral Agent only. As a result and notwith

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standing Clause 9 (a), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

10.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Confirming Grantor:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Confirming Grantor of the process will not invalidate the proceedings concerned.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE COLLATERAL AGENT
WILMINGTON TRUST (LONDON) LIMITED, by
as Collateral Agent for itself and for the benefit and for the account of the Secured Parties

By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
Title:

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SIGNATURE PAGE SIG COMBIBLOC GMBH & CO KG
SIG COMBIBLOC GMBH & CO KG,
represented by its general partner SIG Combibloc GmbH

By:	/s/ Cindi Lefari		By:	/s/ Mark Dunkley
	Name:	Cindi Lefari		Name:	Mark Dunkley
	Title:	Authorised Signatory		Title:	Authorised Signatory

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SCHEDULE 1
Security Document
“Security Document” means the following Swiss law governed agreement between the Confirming Grantor and the Collateral Agent:
Assignment of bank accounts dated March 4, 2010 and entered into between SIG Combibloc GmbH & Co. KG as assignor and Wilmington Trust (London) Limited acting as collateral agent for itself and for the benefit and for the account of the secured parties and as assignee.